Prudential Investment Portfolios 16
Semi-annual period ending 4-30-17
File number: 811-08915

SUB-ITEM 77-D
Submission of Policies with respect to Security Investments

PRUDENTIAL INVESTMENT PORTFOLIOS 16
Prudential Income Builder Fund

Supplement dated March 22, 2017 to the
Summary Prospectus, Statutory Prospectus and Statement of
Additional Information dated December 30, 2016

This supplement sets forth changes to the Summary Prospectus, Prospectus and Statement of Additional Information ("SAI") dated December 30, 2016 of Prudential Income Builder Fund (the
"Fund"), a series of Prudential Investment Portfolios 16 (PIP
16). The following should be read in conjunction with the
Summary Prospectus, Statutory Prospectus and SAI and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Summary Prospectus, Statutory Prospectus and SAI.
1.	The Fund's Summary Prospectus and Statutory Prospectus section entitled Fund Summary - Principal Investment Strategies, the second paragraph is deleted and replaced with the following:
Quantitative Management Associates LLC (QMA), one of the Fund's subadvisers, will tactically allocate the Fund's assets among the different sub-classes within equities and equity-related securities and fixed income investments. Asset allocation decisions will be determined using a combination of quantitative tools and the judgment of QMA's investment professionals. To the extent consistent with the Fund's investment objective, QMA's asset allocation also may tactically invest up to 10% of the
Fund's total assets in a variety of ETFs, futures and swaps in new or current sub-classes within equities and fixed income investments (the "10% allocation").
2.	The Fund's Statutory Prospectus section entitled Fund Summary
- Investments and Investment Strategies, the first paragraph is deleted and replaced with the following:
The Fund's investment objective is to seek income and long-term capital growth. This means that we seek investments that are expected to both generate income and appreciate in value. The
Fund seeks to achieve its objectives by investing in a diversified portfolio consisting of a variety of income-oriented investments and strategies within the equity and fixed-income market segments.
QMA will tactically allocate the Fund's assets among various sub-classes within equity and equity-related securities and fixed-income investments. To the extent consistent with the Fund's investment objective, QMA's asset allocation also may tactically invest up to 10% of the Fund's total assets in a variety of ETFs, futures and swaps in new or current sub-classes within equities and fixed income investments. QMA's dynamic allocation will adjust allocations as yields change in response to market conditions.

3.	The Fund's Statutory Prospectus section entitled Underlying
Funds and Exchange Traded Funds, the following is added to the table:

Underlying Funds
INFORMATION DISPLAYED IN THE FOLLOWING ORDER:
Market Segment/ Strategy
Name of Underlying Fund
Investment Objective and Investment Strategies of Underlying Fund


Equity

iShares U.S. Preferred Stock ETF(5)

The Fund seeks to track the
investment results of an index
composed of U.S. preferred
stocks. The Fund seeks to track
the investment results of the
S&P U.S. Preferred Stock
IndexTM (the "Underlying
Index"), which measures the
performance of a select group
of preferred stocks listed on
the New York Stock Exchange
("NYSE"), NYSE Arca, Inc.
("NYSE Arca"), NYSE Amex,
NASDAQ Global Select Market,
NASDAQ Select Market or NASDAQ
Capital Market. The Underlying
Index does not seek to directly
reflect the performance of the
companies issuing the preferred
stock. The Underlying Index
includes preferred stocks with
a market capitalization over
$100 million that meet minimum
price, liquidity, trading
volume, maturity and other
requirements determined by S&P
Dow Jones Indices LLC (the
"Index Provider" or "SPDJI"), a
subsidiary of S&P Global, Inc.
The Underlying Index excludes
certain issues of preferred
stock, such as those that are
issued by special ventures
(e.g., toll roads or dam
operators) or structured
products and brand name
products issued by financial
institutions that are packaged
securities linked to indices or
other stocks.



Fixed Income

iShares Convertible Bond  ETF(5)

The Fund seeks to track the
investment results of an index
composed of U.S. dollar-
denominated convertible
securities, specifically cash
pay bonds, with outstanding
issue sizes greater than $250
million. The Underlying Index
is a subset of the Bloomberg
Barclays U.S. Convertibles:
Cash Pay Bonds Index, which is
one of the four classes of the
Bloomberg Barclays U.S.
Convertibles Index (the "Parent
Index") (i.e., cash pay, zero
coupon, preferred and mandatory
convertible bonds) and measures
the performance of the U.S.
dollar-denominated convertibles
market. The Underlying Index is
market capitalization-weighted
and consists of only cash pay
convertible bonds. Cash pay
convertible bonds allow the
holder of the bond the option
to convert into a pre-specified
number of shares of the
issuer's common stock, but do
not require conversion.



Equity

SPDR Wells Fargo Preferred Stock ETF (3)

The SPDR Wells Fargo Preferred
Stock ETF (the "Fund") seeks to
provide investment results
that, before fees and expenses,
correspond generally to the
total return performance of an
index based upon Preferred
Securities. In seeking to track
the performance of Wells Fargo
Hybrid and Preferred Securities
Aggregate Index (the "Index"),
the Fund employs a sampling
strategy, which means that the
Fund is not required to
purchase all of the securities
represented in the Index.
Instead, the Fund may purchase
a subset of the securities in
the Index in an effort to hold
a portfolio of securities with
generally the same risk and
return characteristics of the
Index. The quantity of holdings
in the Fund will be based on a
number of factors, including
asset size of the Fund.



(5) Neither iShares nor the iShares U.S. ETF Trust makes any representation regarding the advisability of investing in the
Fund.
4.	The Fund's Statutory Prospectus section entitled Underlying
Funds and Exchange Traded Fund, the second paragraph following the table is deleted and replaced with the following:
Consistent with the Fund's investment objective and policies, from time to time the Manager and QMA may add other Underlying Prudential Funds and/or ETFs to, or remove current Underlying Prudential Funds and/or ETFs from, the list of Underlying Prudential Funds and/or ETFs in which the Fund may invest, subject to Board approval. This limitation does not include any ETFs purchased by QMA pursuant to its 10% allocation restriction.








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